EX‑35.13

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884-2000 Fax: 410 715 2380

Deutsche Mortgage & Asset Receiving Corporation

60 Wall Street

New York, NY 10005

RE:  Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator and Paying Agent for  the 1760 Third Avenue Loan Combination (in such capacities, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “reporting period”):

(a)      A review of Wells Fargo’s activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and

(b)     To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 18, 2015

\s\ Brian Smith

Brian Smith

Vice President

To:  Deutsche Mortgage & Asset Receiving Corporation

Schedule A

List of Servicing Agreement(s) and Series

Pooling and Servicing Agreement dated as of March 1, 2014 by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, U.S. BANK NATIONAL ASSOCIATION, as Trustee, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, Paying Agent and Custodian, and SITUS HOLDINGS, LLC, Operating Advisor, relating to the Series COMM 2014-LC15 Commercial Mortgage Pass-Through Certificates, relating to the 1760 Third Avenue Loan Combination, a pari passu portion of which is included in the Series COMM 2014-CCRE15 Commercial Mortgage Pass-Through Certificates transaction.

To:  Deutsche Mortgage & Asset Receiving Corporation

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable